Exhibit 99.1

Press Release

Assured Guaranty Ltd. Reports 12% Increase in First Quarter 2007 Net Income

Hamilton, Bermuda, May 3, 2007 — Assured Guaranty Ltd. (NYSE: AGO) (“Assured Guaranty” or the “Company”) reported net income of $39.0 million ($0.57 per diluted share) for the quarter ended March 31, 2007, up 12% compared to net income of $34.9 million ($0.47 per diluted share) for the first quarter of 2006.  Operating income, a non-GAAP financial measure, for the first quarter of 2007 rose 29% to $46.1 million ($0.67 per diluted share) from $35.6 million ($0.48 per diluted share) for the first quarter of 2006.  See “Explanation of Non-GAAP Financial Measures” below for an explanation of operating income and other non-GAAP financial measures referenced in this press release.

“We continued our track record of success during the quarter,” noted Dominic Frederico, President and Chief Executive Officer of Assured Guaranty Ltd.  “We generated strong new business production in both of our financial guaranty franchises and had favorable credit experience despite concerns about the subprime RMBS market.  We were also pleased that during the quarter Moody’s placed Assured Guaranty Corp. under review for possible upgrade to Aaa, which is a long-standing strategic goal and will have a meaningful impact on our business development.”

To assist analysts and investors in evaluating Assured Guaranty’s financial results, this press release references several non-GAAP financial measures.  These non-GAAP financial measures are defined in the “Explanation of Non-GAAP Financial Measures” section of this press release.  In each case, if available, the most directly comparable GAAP financial measure is presented and a reconciliation of the non-GAAP financial measure and GAAP financial measure is provided. This presentation is consistent with how Assured Guaranty’s management, analysts and investors evaluate its financial results and is comparable to estimates published by analysts in their research reports on Assured Guaranty.  The non-GAAP financial measures included in this press release are: operating income, present value of gross written premiums (PVP), net present value of estimated future installment premiums in force, and adjusted book value.

Analysis of Net Income

($ in millions)

	1Q-07	1Q-06	% Change
Net income	$39.0	$34.9	12%
Less: After-tax realized losses on investments	(0.2)	(0.6)	(67)%
Less: After-tax unrealized losses on derivatives	(6.9)	(0.1)	NM
Operating income	$46.1	$35.6	29%

Weighted average shares outstanding (in millions):

Basic	67.6	73.8	(8)%
Diluted	68.8	74.9	(8)%

Per Diluted Share

	1Q-07	1Q-06	% Change
Net income	$0.57	$0.47	21%
Less: After-tax realized losses on investments	—	(0.01)	—
Less: After-tax unrealized losses on derivatives	(0.10)	—	—
Operating income	$0.67	$0.48	40%

NM = Not meaningful

New Business Production:

Analysis of Present Value of Gross Written Premiums (PVP)(1)

($ in millions)

	1Q-07	1Q-06	% Change
Gross written premiums (GWP) analysis:

Present value of GWP (PVP) (2)
Financial guaranty direct:
U.S. structured finance	$44.9	$27.6	63%
International	29.9	5.6	434%
U.S. public finance	8.8	8.5	4%
Total financial guaranty direct	83.7	41.6	101%
Financial guaranty reinsurance	23.1	20.1	15%
Total PVP	106.7	61.8	73%
Less: Financial guaranty installment premium PVP	77.2	44.2	75%
Upfront financial guaranty GWP	29.5	17.6	68%
Plus: Financial guaranty installment GWP	38.7	31.4	23%
Financial guaranty GWP	68.2	49.0	39%
Plus: Mortgage guaranty segment GWP	1.0	2.6	(62)%
Plus: Other segment GWP	3.3	3.8	(13)%
Total gross written premiums	$72.5	$55.4	31%

(1) Some amounts may not add due to rounding.

(2) Due to reporting lags by our ceding companies, PVP for treaty reinsurance installment premiums in our financial guaranty reinsurance segment is reported on a one-quarter lag.

New business production as measured by PVP, a non-GAAP financial measure, totaled $106.7 million in the first quarter of 2007, an increase of 73% from $61.8 million in the first quarter of 2006, primarily due to strong new business production in the financial guaranty direct segment.  The financial guaranty direct segment generated $83.7 million of PVP, a 101% increase over first quarter 2006 PVP of $41.6 million, reflecting strong growth in its U.S. structured finance and international markets.  Financial guaranty reinsurance PVP in the first quarter of 2007 was $23.1 million, an increase of 15% from $20.1 million in the first quarter of 2006, reflecting growth in the international market.

Gross par written in the quarter totaled $10.4 billion, an increase of 27% from $8.1 billion in the first quarter of 2006.  This increase was driven by strong new business production in our financial guaranty direct segment, which generated gross par written growth of 59% over the prior year period.  We continue to maintain strict underwriting standards, as the average credit rating of gross par written during the quarter was AA.  At March 31, 2007, consolidated net par outstanding totaled $138.9 billion with an average credit rating of AA-.

Income Statement Highlights:

Net Written Premiums by Segment

($ in millions)

	1Q-07	1Q-06	% Change
Financial guaranty direct	$48.9	$29.7	65%
Financial guaranty reinsurance	18.5	18.5	0%
Mortgage guaranty	1.0	2.6	(62)%
Total financial guaranty	$68.4	$50.8	35%
Other	—	—	—
Total	$68.4	$50.8	35%

Net written premiums in the first quarter of 2007 were $68.4 million, up 35% from $50.8 million reported in the first quarter of 2006, reflecting the growth of the financial guaranty direct segment.  Net written premiums in the financial guaranty direct segment increased 65% to $48.9 million, as compared to $29.7 million reported in the prior year period, reflecting growth in PVP and par written in each of the Company’s three markets: U.S. public finance, U.S. structured finance and international.  First quarter 2007 financial guaranty reinsurance net written premiums were $18.5 million, which was flat compared to the first quarter of 2006.  Mortgage guaranty net written premiums were $1.0 million compared to $2.6 million in the prior year’s quarter, reflecting the reduction of in-force business in this segment.

Net Earned Premiums by Segment(1)

($ in millions)

	1Q-07	1Q-06	% Change
Financial guaranty direct	$28.9	$20.7	40%
Financial guaranty reinsurance	21.9	23.3	(6)%
Mortgage guaranty	3.1	4.2	(26)%
Total financial guaranty	$53.9	$48.1	12%
Other	—	—	—
Total	$53.9	$48.1	12%

(1) Some amounts may not add due to rounding.

Net earned premiums in the first quarter of 2007 were $53.9 million, an increase of 12% compared to $48.1 million reported in the first quarter of 2006.  Financial guaranty direct net earned premiums in the first quarter of 2007 were $28.9 million, an increase of 40% compared to $20.7 million in the first quarter of 2006, reflecting the growth of the segment’s in-force book of business and $1.7 million of premiums earned as a result of municipal bond refundings.  This is the first quarter that we have recognized refundings in the direct segment.  Financial guaranty reinsurance net earned premiums were $21.9 million in the first quarter of 2007 compared to $23.3 million reported in the first quarter of 2006, reflecting the run-off of assumed reinsurance treaty business on contracts no longer in force as well as premiums earned from municipal refundings of $3.2 million in the first quarter of 2007, which were down from $3.6 million in the first quarter of 2006.  First quarter 2007 mortgage guaranty net earned premiums were $3.1 million compared to $4.2 million in the first quarter of 2006, reflecting the reduction of in-force business in this segment.  Total net earned premiums from refundings were $4.9 million ($0.03 per diluted share) in the first quarter of 2007 compared to $3.6 million ($0.02 per diluted share) in the prior year period.

Expense Analysis(1)

($ in millions)

	1Q-07	1Q-06	% Change
Loss and loss adjustment expenses:
Financial guaranty direct	$1.2	$(1.8)	NM
Financial guaranty reinsurance	(4.8)	2.8	NM
Mortgage guaranty	0.1	(0.2)	NM
Total financial guaranty loss and loss adjustment expenses	$(3.5)	$0.8	NM
Other segment	(1.3)	(1.2)	8%
Total loss and loss adjustment expenses	(4.7)	(0.4)	NM
Profit commission expense	1.6	1.3	23%
Acquisition costs	10.8	10.8	0%
Other operating expenses	20.7	17.2	20%
Interest and related expenses	6.6	4.0	65%
Total expenses	$35.0	$32.9	6%

NM = Not meaningful

(1) Some amounts may not add due to rounding.

Assured Guaranty reported total expenses of $35.0 million in the first quarter of 2007, an increase of 6% compared to $32.9 million in the first quarter of 2006.  The increase compared to the first quarter of 2006 resulted from higher other operating expenses and higher interest and related expenses that were partially offset by favorable loss experience.  The Company’s consolidated loss and loss adjustment expenses improved to a benefit of $4.7 million in the first quarter of 2007, principally due to aircraft-related transactions in the reinsurance segment, compared to a benefit of $0.4 million in the first quarter of 2006.

The 20% increase in other operating expenses compared to the first quarter of 2006 resulted from the amortization of restricted stock and stock option awards, primarily due to the accelerated vesting of these awards for retirement eligible employees, as well as from higher compensation expenses that were largely due to increased headcount.  The increase in interest and related expenses reflects increased interest costs that resulted from the Company’s December 2006 issuance of $150 million in Enhanced Junior Subordinated Debentures.

First quarter 2007 net income and operating income included a $4.1 million ($0.06 per diluted share) benefit related to the issuance of final Internal Revenue Service regulations regarding consolidated losses that affected the Company’s tax treatment of transactions that occurred prior to our 2004 initial public offering.

Balance Sheet Highlights:

Assured Guaranty’s consolidated total assets were $2,953.1 million at March 31, 2007, up 1% from December 31, 2006.  Total invested assets were $2,488.4 million at March 31, 2007, up 1% from $2,465.1 million at December 31, 2006, and had an average credit rating of AAA and duration of 4.1 years.

Shareholders’ Equity Highlights:

(amounts in millions except per share data)

	As of
	March 31, 2007	December 31, 2006
Book value	$1,694.3	$1,650.8
Plus: Net unearned premium reserve, after tax(1)	570.7	557.0
Plus: Net present value of estimated future installment premiums in-force, after tax(2)	456.6	453.1
Less: Deferred acquisition costs (DAC), after tax	194.6	191.1
Adjusted book value	$2,527.0	$2,469.8

Shares outstanding at the end of period (in millions)	67.7	67.5

Book value per share outstanding:
Book value	$25.04	$24.44
Plus: Net unearned premium reserve, after tax[1]	8.43	8.25
Plus: Net present value of estimated future installment premiums in-force, after tax[2]	6.75	6.71
Less: DAC, after tax	2.88	2.83
Adjusted book value	$37.34	$36.57

(1)  Unearned premium reserve less pre-paid reinsurance premiums, after tax.

(2)  Due to reporting lags by our ceding companies, the present value of estimated treaty reinsurance installment premiums in force in our reinsurance segment is reported on a one-quarter lag.

As of March 31, 2007, Assured Guaranty’s book value per share was $25.04, a 2% increase over the book value per share of $24.44 at year-end 2006.  As of March 31, 2007, adjusted book value per share, a non-GAAP financial measure, was $37.34, a 2% increase over the adjusted book value per share of $36.57 at year-end 2006.

Dividend: Earlier today, Assured Guaranty’s Board of Directors declared a quarterly dividend of U.S. $0.04 per common share.  The dividend is payable on June 4, 2007 to shareholders of record at the close of business on May 17, 2007.

Investor Conference Call:  Assured Guaranty will host a conference call for investors at 8:00 a.m. ET (9:00 a.m. AT) on Friday, May 4, 2007.  The earnings conference call will be available via live and archived webcast in the Investor Information section of the Company’s website at http://www.assuredguaranty.com or by dialing 888-396-2356 (in the U.S.) or 617-847-8709 (International), passcode 58418266.  A replay of the call will be available through June 4, 2007.  To listen to the replay dial: 888-286-8010 (in the U.S.) or 617-801-6888 (International), passcode 92524971.

Please refer to Assured Guaranty Ltd.’s First Quarter 2007 Financial Supplement, which is posted on the Company’s website at http://www.assuredguaranty.com/investor/ltd/financial.aspx, for more information on the Company’s individual segment performance, financial guaranty portfolios, investment portfolio and other items.

Assured Guaranty Ltd. is a Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets.  More information can be found at www.assuredguaranty.com.

Explanation of Non-GAAP Financial Measures:

The following section defines non-GAAP financial measures presented in this press release and describes why they are useful for investors.

Operating income, which is a non-GAAP financial measure, is defined as net income excluding after-tax realized gains (losses) on investments and after-tax unrealized gains (losses) on derivative financial instruments.  We believe that operating income is a useful measure for management, equity analysts and investors because the presentation of operating income enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.  We exclude net realized gains (losses) on investments and net unrealized gains (losses) on derivative financial instruments because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, market interest rates, credit spreads, and other factors that management cannot control or predict.  This measure should not be viewed as a substitute for net income determined in accordance with GAAP.

Adjusted book value, which is a non-GAAP financial measure, is defined as shareholders’ equity (book value) plus the after-tax value of the unearned premium reserve net of prepaid reinsurance premiums, plus the net present value of estimated future installment premiums in force, less future ceding commissions, after tax discounted at 6%, less deferred acquisition costs, after tax.  We believe adjusted book value is a useful measure for management, equity analysts and investors because the calculation of adjusted book value permits an evaluation of the net present value of the Company’s in-force premiums and capital base. The premiums described above will be earned in future periods, but may differ materially from the estimated amounts used in determining current adjusted book value due to changes in market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, and other factors that management cannot control or predict.  This measure should not be viewed as a substitute for book value determined in accordance with GAAP.

Net present value of estimated future installment premiums in force, which is a non-GAAP financial measure, is defined as the present value of estimated future installment premiums from our in-force book of business, net of reinsurance and discounted at 6%.  We believe net present value of estimated future installment premiums in force is a useful measure for management, equity analysts and investors because it permits an evaluation of the value of future estimated installment premiums. Estimated future premiums may change from period to period due to changes in par outstanding, maturity, or other factors that management cannot control or predict that result from market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, or other factors.  There is no comparable GAAP financial measure.

Present value of gross written premiums or PVP, which is a non-GAAP financial measure, is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, on contracts written in the current period, discounted at 6% per year.   We believe PVP is a useful measure for management, equity analysts and investors because it permits the evaluation of the value of new business production for Assured Guaranty by taking into account the value of estimated future installment premiums on new contracts underwritten in a reporting period, which GAAP gross premiums written does not adequately measure.  Actual future net earned or written premiums may differ from PVP due to factors such as prepayments, amortizations, refundings, contract terminations or defaults that may or may not be influenced by market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, or other factors that management cannot control or predict. This measure should not be viewed as a substitute for gross written premiums determined in accordance with GAAP.

For adjusted book value, net present value of estimated future installment premiums in force, and present value of gross written premiums or PVP, we use 6% as the present value discount rate because it is the approximate taxable equivalent yield on our investment portfolio for the periods presented.

Assured Guaranty Ltd.
Consolidated Income Statements

	Three Months Ended March 31,
	2007	2006
	(dollars in millions)
Revenues
Gross written premiums	$72.5	$55.4
Net written premiums	68.4	50.8

Net earned premiums	53.9	48.1

Net investment income	31.5	26.2
Total revenues	$85.4	$74.3

Expenses
Loss and loss adjustment expenses	(4.7)	(0.4)
Profit commission expense	1.6	1.3
Acquisition costs	10.8	10.8
Other operating expenses	20.7	17.2
Interest and related expenses	6.6	4.0
Total expenses	$35.0	$32.9

Income before provision for income taxes	50.4	41.4

Total provision for income taxes	4.3	5.8

Operating income *	$46.1	$35.6

After-tax realized losses on investments	(0.2)	(0.6)
After-tax unrealized losses on derivatives	(6.9)	(0.1)

Net income	$39.0	$34.9

* Net income excluding after-tax realized gains (losses) on investments and after-tax unrealized gains (losses) on derivative financial instruments.

Assured Guaranty Ltd.
Consolidated Balance Sheets *

	As of:
	March 31,	December 31,
	2007	2006
	(dollars in millions)

Assets
Fixed maturity securities, at fair value	$2,391.7	$2,331.1
Short-term investments, at cost which approximates fair value	96.7	134.1
Total investments	2,488.4	2,465.1

Cash and cash equivalents	5.7	4.8
Accrued investment income	23.6	24.2
Deferred acquisition costs	220.4	217.0
Prepaid reinsurance premiums	9.5	7.5
Reinsurance recoverable on ceded losses	10.6	10.9
Premiums receivable	36.2	41.6
Goodwill	85.4	85.4
Unrealized gains on derivative financial instruments	45.6	52.6
Other assets	27.6	26.2
Total assets	$2,953.1	$2,935.3

Liabilities and shareholders’ equity
Liabilities
Unearned premium reserves	$661.0	$644.5
Reserves for losses and loss adjustment expenses	121.0	120.6
Profit commissions payable	16.8	36.0
Reinsurance balances payable	2.7	7.2
Current income taxes payable	6.5	7.2
Deferred income taxes	21.1	39.9
Funds held by Company under reinsurance contracts	24.7	21.4
Unrealized losses on derivative financial instruments	9.4	6.7
Senior Notes	197.4	197.4
Series A Enhanced Junior Subordinated Debentures	149.7	149.7
Liability for tax basis step-up adjustment	10.5	15.0
Other liabilities	38.0	39.0
Total liabilities	1,258.8	1,284.6

Shareholders’ equity
Common stock	0.7	0.7
Additional paid-in capital	716.6	711.3
Retained earnings	935.7	896.9
Accumulated other comprehensive income	41.3	41.9
Total shareholders’ equity	1,694.3	1,650.8

Total liabilities and shareholders’ equity	$2,953.1	$2,935.3

* Some amounts may not add due to rounding.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  For example, the Company’s forward-looking statements, including its calculations of adjusted book value, PVP and net present value of estimated future installment premiums in force, and statements regarding ratings improvement and the growth of the direct business could be affected by many events.  These events include a significant reduction in the amount of reinsurance ceded by one or more of our principal ceding companies, rating agency action such as a ratings downgrade, difficulties with the execution of the Company’s business strategy, contract cancellations, developments in the world’s financial and capital markets, more severe or frequent losses associated with products affecting the adequacy of the Company’s loss reserve, changes in regulation or tax laws, governmental actions, natural catastrophes, the Company’s dependence on customers, decreased demand or increased competition, loss of key personnel, technological developments, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, changes in general economic conditions, other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Investors and Media

Sabra Purtill, CFA
Managing Director, Investor Relations and Strategic Planning
212-408-6044
441-278-6665
spurtill@assuredguaranty.com

Christopher McNamee
Vice President, Investor Relations
212-261-5509
cmcnamee@assuredguaranty.com